Exhibit (h)(28)





October 13, 2004

The Scudder Funds (Boston Board)
Two International Place
Boston, MA 02110

Re: Letter of Indemnity

Ladies and Gentlemen:

Reference is made to the various investigations and requests for information by the Securities and Exchange Commission and other regulatory agencies, inquiring into various matters related to possible revenue sharing, preferred marketing, directed brokerage, or "shelf space" arrangements with broker-dealers and others with respect to the marketing and sale of shares of the Scudder Funds. Deutsche Investment Management Americas, Inc. (hereafter, "DeIM") serves as investment adviser for one or more of the Scudder Funds identified in Exhibit A hereto (the "Funds") pursuant to Investment Advisory Agreements.

Whereas, in response to these regulatory matters, DeIM has undertaken an internal investigation to determine the extent, if any, of improper marketing and sales activity in the Scudder Funds;

Whereas, the independent directors and trustees of the Funds (hereinafter the "Independent Trustees") may, on behalf of the Funds, undertake various further investigations of certain matters identified in DeIM's internal investigation;

Whereas these matters and related matters involving possible improper marketing and sales activity in the Scudder Funds may be the basis of future enforcement actions brought by governmental authorities involving or potentially affecting the Funds or DeIM ("Enforcement Actions");

Whereas these matters and related matters are the basis in whole or in part for private actions brought by shareholders of the Funds, in many cases as purported class actions or derivative actions, variously against the Funds, their directors and officers, DeIM and certain other parties (the "Private Litigation"); and

Whereas these Enforcement Actions and Private Litigation may be the basis for further private actions against the Funds, their trustees and officers;

In consideration of the mutual undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, DeIM hereby agrees, subject to applicable law and regulation, to indemnify and hold harmless each of the Funds, and the successors and assigns of each Fund, against any and all loss, damage, liability and expense, including without limitation the advancement and payment as incurred of reasonable fees and expenses of counsel to the Funds and counsel to the Independent Trustees and consultants (whether retained by the Funds or the Independent Trustees) and other customary costs and expenses incurred by the Funds, arising from the matters alleged in any Enforcement Actions or Private Litigation or any proceedings or actions that may be threatened or commenced in the future by any person (including any governmental authority) arising from or similar to the matters alleged in the Enforcement Actions or Private Litigation, including without limitation:

         (i) all reasonable legal and other expenses incurred by the Funds in connection with investigations undertaken by the Independent Trustees;

         (ii) all reasonable legal and other expenses incurred by the Funds in connection with any such proceedings or actions, including without limitation expenses related to the defense of, service by any Independent Trustee as a witness in, or monitoring of, any such proceedings or actions, compliance with disclosure requirements related to the foregoing, and any special communications to Fund shareholders;

         (iii) all liabilities and expenses incurred by the Funds in connection with any judgment resulting from, or settlement of, any such proceeding, action or matter;

         (iv)  all  liabilities  and  expenses   incurred  by  the  Funds  under
applicable law, the provisions of the governing instruments of any Fund, or any other agreement, providing for indemnification of trustees and officers;

         (v) any loss or expense incurred by any Fund as a result of the denial of, or dispute about, any insurance claim under, or actual or purported rescission or termination of, any policy of insurance arranged by DeIM (or by a representative of DeIM acting as such, acting as a representative of the Funds or of the Independent Trustees, or acting otherwise) for the benefit of the Fund, to the extent that such denial, dispute, or rescission is based in whole or in part upon any alleged misrepresentation made in the application for such policy or any other alleged improper conduct on the part of DeIM, any of its corporate affiliates, or any of their directors, officers or employees; and

         (vi) all liabilities and expenses incurred by any Fund in connection with any proceeding or action to enforce its rights under this agreement, unless DeIM prevails on the merits of any such dispute in a final, nonappealable court order.

The Funds will use their best efforts to notify DeIM of any proceedings or actions commenced against them, but the failure to provide such notification shall not relieve DeIM of any liability or obligation hereunder. The Funds shall be entitled to defend any such proceedings or actions against them using counsel of their choosing; provided, that all Funds for which the same Board serves shall seek, whenever possible, and consistent with the best interests of shareholders of each Fund, to choose the same counsel with respect to any proceeding or action covered by this agreement; and further provided, that if a Fund determines that it is appropriate to choose its own counsel with respect to a proceeding or action after all the Funds with the same Board have chosen one counsel, it will consult with DeIM before it chooses separate counsel. DeIM shall be entitled, at its expense, to participate in the defense of any such proceedings or actions against the Funds and shall be entitled to defend any such proceedings or actions against DeIM, in each case using counsel of its choosing. The Funds will not enter into any settlement of any such proceeding or action without the consent of DeIM, which consent shall not be unreasonably withheld. Counsel to the Funds and any consultants retained by the Funds shall submit periodic statements of fees, costs and expenses that are incurred by the Funds to DeIM and shall provide reasonable assistance to DeIM in estimating future fees, costs and expenses hereunder.

In the event that, in an Enforcement Action, Private Litigation, or other similar action or proceeding instituted against the Funds by a party other than DeIM or its affiliates, the foregoing rights to indemnification and advancement and payment of expenses are determined in a final adjudication to be unavailable to any Fund for any reason, then DeIM hereby agrees to contribute to the amount paid or payable by a Fund as a result of any loss, damage, liability or expense in such proportion as is finally determined in such action or proceeding to reflect the relative fault of DeIM and such Fund with respect to the matters which resulted in such loss, damage, liability or expense, as well as any other relevant equitable considerations; provided, that if no final determination is made in such action or proceeding as to the relative fault of DeIM and such Fund, then DeIM shall pay the entire amount of such loss, damage, liability or expense.

To the extent DeIM pays costs, expenses, or losses under this agreement, it may seek reimbursement for such payment under any applicable policies of insurance under which DeIM and the Funds are joint insureds under such policy, and, at the request of DeIM, the Funds shall allow DeIM to pursue the Funds' claims with respect thereto under the policies of insurance specified in Exhibit B hereto, and to receive the proceeds therefrom. Any such claim shall be treated as an insurance claim by DeIM for purposes of any other agreement establishing priority of payment of insurance claims among insureds covered under the same policy. Nothing in this agreement shall limit DeIM's right to pursue insurance recovery under any insurance policies under which DeIM is an insured, including but not limited to those specified in Exhibit B, for claims, liabilities, expenses, suits, investigations, and other matters involving DeIM, except as provided herein with respect to claims with respect to amounts paid by DeIM to the Funds under this agreement. The Funds agree to cooperate with all reasonable requests of DeIM in connection with the pursuit of these insurance claims and to take all reasonable steps necessary to allow DeIM to pursue these claims including, but not limited to, commencing litigation in the Funds' names (but at DeIM's expense) under the policies of insurance. Notwithstanding anything to the contrary above, however, DeIM shall not seek reimbursement hereunder in the event that a Fund provides written notice to DeIM that it reasonably believes that such requests for reimbursement may materially limit the ability of the Fund or its Independent Trustees to obtain indemnification or advancement of expenses under existing or prior insurance policies with respect to matters other than the matters covered by this agreement. Any such notice shall specifically identify the basis for the Fund's reasonable belief.

The foregoing undertakings by DeIM are binding upon DeIM and each of its successors and assigns and shall survive the termination of any of the aforesaid Investment Advisory Agreements and shall inure to the successors and assigns of each Fund by merger or acquisition or otherwise.

If any term or provision of this agreement is held to be illegal or unenforceable, the remaining terms and provisions shall not be affected or impaired and the agreement shall be construed and enforced so as to give effect to the intent manifested herein without reference to the unenforceable term or provision.

The rights of any Fund to indemnification and advancement of expenses under this agreement shall not be deemed to limit, supersede, or otherwise affect any other similar right under applicable law, any other agreement, or any policy of insurance, and each Fund at its sole option may seek and obtain indemnification and/or advancement of expenses by exercising any one or more of the foregoing rights in any order of preference or priority.

Each of the Funds, in its sole discretion, may assign the Fund's rights under this agreement to a third party, upon written notice to DeIM. DeIM shall not assign its obligations with respect to a Fund under this agreement to a third party, except with the written consent of the Fund, which consent may be withheld for any reason.

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes, but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this agreement. The parties agree to accept copies of the executed originals of this agreement, and of any notice provided in accordance herewith, as and in place of such originals.

No supplement, modification or amendment of this agreement shall be binding unless in writing executed by both DeIM and the Fund with respect to whom or which the amendment shall apply. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the choice of law or conflict of law principles thereof.

Please acknowledge your receipt and acceptance of the foregoing by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

Deutsche Investment Management Americas, Inc.



By:    /s/William Shiebler
       ---------------------------------
Name:  William Shiebler
       ---------------------------------
Title: Chief Executive Officer
       ---------------------------------

The foregoing undertakings are hereby agreed to and accepted:

The Scudder Funds Listed on Exhibit A



By:    /s/John Millette
       ---------------------------------
Name:  John Millette
       ---------------------------------
Title: Vice President & Secretary
       ---------------------------------

                                                                       Exhibit A
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                                  SCUDDER FUNDS
                                 (BOSTON BOARD)


Global/International Fund, Inc., and its series:
    Scudder Global Discovery Fund
    Scudder Emerging Markets Income Fund
    Scudder Global Fund
    Scudder Global Bond Fund

Investment Trust, and its series:
          Scudder Capital Growth Fund
          Scudder Growth and Income Fund
          Scudder Large Company Growth Fund
          Scudder S&P 500 Index Fund
          Scudder Small Company Stock Fund

Scudder Cash Investment Trust, and its series:
          Scudder Cash Investment Trust

Scudder Funds Trust, and its series:
          Scudder Short-Term Bond Fund

Scudder Income Trust, and its series:
          Scudder GNMA Fund

Scudder International Fund, Inc., and its series:
          Scudder Emerging Markets Growth Fund
          Scudder Greater Europe Growth Fund
          Scudder International Fund
          Scudder Latin America Fund
          Scudder Pacific Opportunities Fund

Scudder Money Market Trust (formerly Scudder Fund, Inc.), and its series:
          Scudder Money Market Series

Scudder Municipal Trust, and its series:
    Scudder High Yield Tax-Free Fund
    Scudder Managed Municipal Bonds

Scudder Mutual Funds Inc., and its series:
          Scudder Gold and Precious Metals Fund

Scudder Pathway Series, and its series:
          Conservative Portfolio
          Growth Portfolio
          Growth Plus Portfolio
          Moderate Portfolio

Scudder Portfolio Trust, and its series:
    Scudder Balanced Fund
    Scudder High Income Opportunity Fund
    Scudder Income Fund

Scudder Securities Trust, and its series:
          Scudder 21st Century Growth Fund
          Scudder Development Fund
          Scudder Health Care Fund
          Scudder Small Company Value Fund
          Scudder Technology Innovation Fund

Scudder State Tax Free Trust, and its series:
          Scudder Massachusetts Tax Free Fund

Scudder Tax Free Money Fund, and its series:
          Scudder Tax Free Money Fund

Scudder Tax Free Trust, and its series:
          Scudder Intermediate Tax/AMT Free Fund. (formerly Scudder Medium Term Tax Free Fund)

Scudder U.S. Treasury Money Fund, and its series:
          Scudder U.S. Treasury Money Fund

Scudder Variable Series I, and its series:
          21st Century Growth Portfolio
          Balanced Portfolio
          Bond Portfolio
          Capital Growth Portfolio
          Global Discovery Portfolio
          Growth and Income Portfolio
          Health Sciences Portfolio
          International Portfolio
          Money Market Portfolio

Value Equity Trust, and its series:
          Scudder Large Company Value Fund
          Value Fund
          Scudder Select 500 Fund
          Scudder Tax Advantaged Dividend Fund

Scudder MG Investments Trust (formerly Morgan Grenfell Investment Trust), and its series:
          Scudder Emerging Markets Debt Fund
          Scudder European Equity Fund
          Fixed Income Fund
          Scudder High Income Plus Fund
          Scudder International Select Equity Fund

          Scudder Municipal Bond Fund
          Short Duration Fund
          Short-Term Fixed Income
          Scudder Short-Term Municipal Bond Fund
          Total Return Bond Fund

                                                                       Exhibit B
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